SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

EMS TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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EMS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2003

       Notice is hereby given that the Annual Meeting of Shareholders of EMS Technologies, Inc. (the “Company”) will be held at 4:00 p.m. local Atlanta time on April 25, 2003, at the Company’s EMS Wireless facility at 2850 Colonnades Ct., Norcross, Georgia, for the following purposes:

1. To elect nine members of the Board of Directors to serve during the ensuing year; and

2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

      Only holders of record of common stock of the Company at the close of business on March 17, 2003, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

By Order of the Board of Directors,

William S. Jacobs
Secretary

Norcross, Georgia

March 25, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
ELECTION OF DIRECTORS
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT PUBLIC ACCOUNTANTS
AVAILABLE INFORMATION
DIRECTIONS

EMS TECHNOLOGIES, INC.

660 Engineering Drive, Technology Park/Atlanta,
Norcross, Georgia 30092

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2003

GENERAL INFORMATION

Shareholders’ Meeting

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMS Technologies, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders to be held at 4:00 p.m. local Atlanta time on April 25, 2003, at the Company’s EMS Wireless facility at 2850 Colonnades Ct., Norcross, Georgia (directions are provided on the back cover of this document). This Proxy Statement is being mailed to shareholders on approximately March 28, 2003.

Matters to be Acted Upon

      The following matters will be acted upon at the Annual Meeting of Shareholders:

1. The election of nine members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified; and

2. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Revocation of Proxies

      A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.

Voting of Proxies

      When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the nine nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Meeting, and has not received notice of any such matter within the time periods specified in the Company’s Bylaws or in rules of the Securities and Exchange Commission governing discretionary voting authority; it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

      Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 17, 2003, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 17, 2003, there were 10,658,038 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

      The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal interview.

Shareholder Proposals for the 2004 Annual Meeting

      Any proposals by shareholders intended to be included in the proxy materials for the 2004 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 1, 2003.

      In addition, for any proposal or nomination that a shareholder wishes to present at the Meeting but is not seeking to have included in the Company’s proxy materials, notice as required by the Company’s Bylaws (including the information specified in the Bylaws) must be received by the Secretary no later than February 25, 2004; if such notice is not timely received, the matter or nomination will not be considered at the 2004 Annual Meeting.

ELECTION OF DIRECTORS

      The Company’s Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set that number at nine effective as of the Annual Meeting. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the nine persons named below as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any named nominee should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

      Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Shares for which authority to cast a favorable vote is affirmatively withheld will be treated as voting shares in determining whether the requisite plurality has been achieved.

      The following table lists the nominees and their ages, their other positions with the Company, their principal occupations at present and during at least the past five years, and the year each was first elected as a director. All nominees are currently directors of the Company, but only Messrs. Hansen, Lassiter and Mowell and Dr. Thagard were elected by the shareholders at the last Annual Meeting.

		Year First
Name and Principal Occupation		Elected
for the Last Five Years	Age	Director

Hermann Buerger	59	2003
Regional Board Member and CEO of the Americas, Commerzbank AG, where Mr. Buerger has held various management positions over a 30-year career. He is also a director of Ptek Holdings, Inc., a provider of communications and data services to business customers. Mr. Buerger is a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil, and a member of the Advisory Board of the Wharton Real Estate Center.

		Year First
Name and Principal Occupation		Elected
for the Last Five Years	Age	Director

Robert P. Crozer	56	2003
Chairman of Wahyam Capital, LLC, a private investment firm, since March 2001. Mr. Crozer has been a member of the board of directors of Flowers Foods, Inc. and its predecessor, Flowers Industries, Inc., since 1989, and served as Flowers’ Vice Chairman from 1989 until March 2001. Flowers is one of the country’s largest producers of bakery and dessert products. Mr. Crozer also served as a director of Keebler Foods Company from 1996 until March 2001, and as Chairman of the board of directors of Keebler from 1998 until March 2001.
John P. Frazee, Jr.	58	2002
Private investor (since 2001). Previously, Mr. Frazee served as Chairman and Chief Executive Officer (1999–2001) of Vast Solutions, Inc., a provider of wireless data products and services, and as Chairman, President and CEO (1977–1999) of Paging Network, a wireless messaging company. Earlier in his career, Mr. Frazee was Chairman and CEO of Centel Corporation at the time of its March 1993 merger with Sprint Corporation, of which he served as President and COO until September 1993. Mr. Frazee is also a director of Cabot Microelectronics Corp., a provider of high-performance materials used in the manufacture of integrated circuit devices.
Alfred G. Hansen	69	1999
Chief Executive Officer (since January 2001) and President (since January 2000) of the Company, and its Chief Operating Officer from January 2000 to January 2001. From 1998 through 1999, Mr. Hansen was President of A.G. Hansen Associates, Inc., Marietta, Georgia, an aerospace marketing and manufacturing consulting firm. From 1995 to 1998, Mr. Hansen served as Executive Vice President of Lockheed Martin Aeronautical Systems, with broad operational responsibilities for its aerospace business, and as a Vice President of its parent company, Lockheed Martin Corporation. Mr. Hansen retired from the U.S. Air Force in 1989 as a four-star General, serving in his last assignment as Commander of the Air Force Logistics Command.
John R. Kreick	58	2003
Private consultant on defense electronics matters (since 1998), and Chairman of the Board of Draper Labs, a research center for NASA and the Department of Defense (since 2001). From 1988 until March 1998, Dr. Kreick was President of a leading defense electronics firm, the Sanders division of Lockheed Martin Corporation, and was also a Lockheed Martin Vice President. Dr. Kreick also serves (since 1998) as a director of The Pennichuck Corporation, a holding company for water-service utilities and real estate development in New Hampshire. He holds his Ph.D. in theoretical physics.
Jerry H. Lassiter	72	1978
Private investor organizing and managing interests in finance and real estate.
John B. Mowell	68	1984
Chairman of the Board of the Company (since 2001); President, Mowell Financial Group, Inc., Tallahassee, Florida, an investment counseling firm.
Norman E. Thagard	59	1998
Since 1996, Professor, Bernard F. Sliger Eminent Scholar Chair, Florida State University, Associate Dean of College Relations, College of Engineering, Florida A&M University — Florida State University, and aerospace consultant. From 1978 until 1996, Dr. Thagard served as a NASA astronaut, participating in four Shuttle missions and one mission aboard the Russian Mir Space Station, for a total of 140 days in space. He holds advanced degrees in engineering science and as a doctor of medicine.

		Year First
Name and Principal Occupation		Elected
for the Last Five Years	Age	Director

John L. Woodward, Jr.	56	2003
Retired (2002) from the U.S. Air Force as a Lieutenant General with 34 years experience. During his Air Force career, Mr. Woodward held a wide variety of positions related to communications and command and control systems, including experience with space operations and acquisition management. His last assignment prior to retirement was as Deputy Chief of Staff for Communications and Information, and Deputy Chief Information Officer, at Air Force Headquarters in Washington D.C. (2000–2002).

Committees and Meetings of the Board of Directors

      The Board of Directors has designated a Compensation Committee, which during the past year comprised Messrs. Frazee (effective in May and who served as its Chairman after October), Mowell (Chairman until November) and Lassiter and Dr. Thagard. In February 2003, the committee membership was revised to consist of Messrs. Frazee (Chairman), Crozer, Kreick and Mowell. This committee reviews and recommends to the Board compensation and benefits for the Company’s executive officers, administers the Company’s stock option plans with respect to the participation of employees who are officers or directors, and is responsible for reviewing and approving any related party transactions involving the Company. The Compensation Committee met five times during the last fiscal year.

      The Nominating and Governance Committee of the Board was formed in October 2002, and consists of Messrs. Mowell (Chairman) and Frazee and Dr. Thagard. This committee is responsible for reviewing and evaluating potential members of the Board of Directors, for considering the qualifications to be sought in Board members, and for reporting to the full Board its recommendations with respect to these matters, and with respect to compensation of non-employee Board members. The Nominating and Governance Committee is also responsible for reviewing, and for reporting to the full Board, concerning the Company’s practices and policies for the allocation and exercise of corporate authority by and among the Board and its committees and the senior corporate officers. During 2002, this committee met on one occasion to present a report to the full Board, but its members conferred frequently on other occasions for the purpose of identifying and evaluating potential candidates. The Nominating and Governance Committee will consider as Board nominees individuals recommended by shareholders, in writing and addressed to the Committee Chairman at the Company’s address appearing on Page 1 of this Proxy Statement.

      The Board also maintains an Audit Committee, composed during the past year of Messrs. Lassiter (Chairman) and Mowell and Dr. Thagard; additional information about the Audit Committee and its responsibilities, and about its current membership, appears below, at “Audit Committee.”

      Other committees on which various directors serve are the Science and Technology Committee, comprising Drs. Thagard (Chairman) and Kreick and Messrs. Hansen and Woodward, which has authority to review and make recommendations concerning scientific and technological trends and perceived opportunities for the Company’s technological capabilities; and the Stock Incentive Plan Committee, currently comprising Messrs. Hansen (Chairman), Frazee and Lassiter, which is generally responsible for administering the Company’s stock option plans with respect to the participation of employees who are not officers or directors.

      During the last fiscal year, there were five meetings of the Company’s Board of Directors. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.

Compensation and Other Arrangements with Directors

      Each director who is not an employee of the Company is paid $1,000 per meeting attended (excluding telephonic meetings) plus $4,000 per quarter served. Each director who is also an employee of the Company is paid $500 per meeting attended (excluding telephonic meetings) and $500 per quarter served. Committee meetings that are not held in conjunction with a full Board meeting are separately compensated at the rate of $500 per meeting, or $1,000 if participation requires substantially a full day’s commitment. Travel expenses are paid to out-of-town directors.

      Beginning in 2002, the Company pays additional compensation to its non-employee Chairman of the Board, John B. Mowell, in the amount of $60,000 per year, for his services in such position. The Company grants to its non-employee directors options to acquire shares of its common stock. These options include an initial grant of 15,000 shares, vesting 3,000 shares per year for the first five years of participation, and subsequent grants of 3,000 shares per year, beginning in the sixth year of participation. All options are granted at the fair market value of the common stock on the date of grant (which automatically occurs at the date of election). The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

      The Company has established its Directors’ Stock Purchase Plan, under which each non-employee director may elect to purchase Company common stock with all or a portion of the cash compensation the director would otherwise receive for service on the Board or its committees. Compensation for which an election is in effect is applied to purchases directly from the Company, at the market price in effect on the date the compensation would otherwise be paid. Once made, an election cannot be changed more frequently than once every six months, and shares acquired under the Plan must be held for a minimum of six months prior to sale or other disposition. Participants in the Plan also receive additional options to acquire common stock, based on the level of their participation. The additional options are granted automatically every six months, at the market price on the date of grant, in an amount having a Black-Scholes value at that time equal to 25% of the compensation that the director applied to stock purchases under the Plan during the preceding six months. The options become exercisable after six months, and expire on the sixth anniversary of grant.

SECURITY OWNERSHIP

      The following table sets forth certain information concerning shares of the Company’s common stock beneficially owned as of March 17, 2003, by the Company’s directors and named officers, and as of December 31, 2002, by persons who beneficially own more than 5% of the common stock. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.

	Amount of		Approximate
Name	Beneficial Ownership		Percent of Class

Kopp Investment Advisors, Inc.	1,925,858	(1)	18.5%
6500 Wedgewood Road
Maple Grove, MN 55311
Eagle Asset Management Inc.	563,950		5.4%
880 Carillon Parkway
St. Petersburg, FL 33733-0520
Dimensional Fund Advisors, Inc.	532,412	(2)	5.1%
1299 Ocean Avenue
Santa Monica, CA 90401
Hermann Buerger	1,000		*
Robert P. Crozer	—		—
John P. Frazee	9,000		*
Alfred G. Hansen	316,569	(3)	2.9%
John R. Krieck	—		—
Jerry H. Lassiter	36,856	(3)	*

	Amount of		Approximate
Name	Beneficial Ownership		Percent of Class

John B. Mowell	66,066	(3)	*
Norman E. Thagard	16,296	(3)	*
John L. Woodward, Jr.	—		—
Don T. Scartz	138,623	(3)	1.3%
William S. Jacobs	77,230	(3)	*
Neilson A. Mackay	63,059	(3)	*
Jay R. Grove	17,293	(3)	*
All directors and executive officers
as a group(17 persons)	851,437		7.7%

*	Percentage of shares beneficially owned does not exceed 1%

(1)	Kopp Investment Advisors, Inc. has advised that, as to 1,225,858 shares, it exercises investment discretion, but does not vote the shares nor is it the owner of record.

(2)	Dimensional Fund Advisors, Inc.(“Dimensional”) has advised that the shares of which it is deemed to have beneficial ownership are owned by investment companies advised by Dimensional and investment vehicles managed by Dimensional. Dimensional disclaims beneficial ownership of all such shares.

(3)	Includes shares that are subject to currently exercisable options in the amounts of 303,000 for Mr. Hansen, 25,456 for Mr. Lassiter, 25,456 for Mr. Mowell, 14,349 for Dr. Thagard, 105,050 for Mr. Scartz, 51,000 for Mr. Jacobs, 50,000 for Dr. Mackay, 17,000 for Mr. Grove, and 690,711 for all directors and executive officers as a group. For Mr. Mowell and Mr. Jacobs, these totals also include 9,800 and 8,900 shares, respectively, as to which each person shares voting and investment power with family members but disclaims beneficial interest.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table discloses, for the years ended December 31, 2002, 2001 and 2000, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer and to each of the other four most highly compensated executive officers.

Summary Compensation Table

						Long-Term
						Compensation Awards

							Securities
		Annual Compensation					Underlying
Name and Principal						Restricted	Options/SAR’s	All Other
Position During Period	Year	Salary	Bonus		Other(3)	Stock	(No. of Shares)	Compensation(3)

Alfred G. Hansen	2002	$311,745	$100,000		$—	—	88,800	$49,398	(2)
President, Chief	2001	295,404	—		—	—	38,800	42,239
Executive Officer	2000	192,320	—	(1)	—	—	219,600 (1)	24,014
Don T. Scartz	2002	218,212	50,000		—	—	16,500	42,315	(2)
Executive Vice President,	2001	209,602	—		—	—	16,500	37,166
Chief Financial Officer,	2000	200,780	70,300	(1)	—	—	18,300 (1)	34,323
and Treasurer
William S. Jacobs	2002	199,643	25,000		—	—	10,000	41,301	(2)
Vice President, General	2001	191,220	—		—	—	10,000	35,092
Counsel and Secretary	2000	174,804	43,250	(1)	—	—	12,000 (1)	34,357

					Long-Term
					Compensation Awards

						Securities
		Annual Compensation				Underlying
Name and Principal					Restricted	Options/SAR’s	All Other
Position During Period	Year	Salary	Bonus	Other(3)	Stock	(No. of Shares)	Compensation(3)

Neilson A. Mackay	2002	158,565	69,400	—	—	10,000	5,267	(2)
Vice President, and	2001	156,181	66,899	—	—	10,000	5,289
General Manager,	2000	142,601	65,000	—	—	10,000	5,130
SATCOM
Jay R. Grove	2002	156,068	62,300	—	—	10,000	8,860	(2)
Vice President, and	2001	139,420	15,000	—	—	12,000	1,446
General Manager,
Space & Technology/Atlanta

Footnotes to Summary Compensation Table:

(1)	Stock options awarded to Mr. Hansen for 2000 include 200,000 shares granted in connection with his acceptance of employment as President and Chief Operating Officer, and 19,600 granted in 2001 as bonus incentive compensation for 2000. Options for Messrs. Scartz and Jacobs for 2000 include 3,300 and 2,000 shares, respectively, granted in 2001 as incentive compensation for 2000 in addition to the cash bonus amounts.

(2)	For 2002, includes, in the case of Mr. Hansen, $9,398 in matching contributions under the 401(k) and employee stock purchase plans, and $40,000 under the defined contribution retirement plan; in the case of Mr. Scartz, $6,591 in matching contributions under the 401(k) and employee stock purchase plans, $6,110 under split-dollar life insurance arrangements, and $29,614 under the defined contribution retirement plan; in the case of Mr. Jacobs, $7,996 in matching contributions under the 401(k) and stock purchase plans, $10,726 under split dollar life insurance arrangements, and $22,579 under the defined contribution retirement plan; in the case of Dr. Mackay, $5,267 in matching contributions under the retirement and stock purchase plans; in the case of Mr. Grove, $4,509 in matching contributions under the 401(k) and stock purchase plans, and $4,351 under the defined contribution retirement plan. In each case, the split-dollar life insurance arrangement benefit is the sum of (i) the premiums paid by the Company attributable to the term insurance portion of the policy, plus (ii) the implicit value of the balance of the premium, treating such balance as an interest-free loan to the scheduled termination date of the arrangement, based on interest and discount rates of 8%.

(3)	Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

Option Exercises During Last Fiscal Year and Year-End Option Values

      The following chart sets forth certain information with respect to the named executives concerning the exercise in 2002 of options in the Company’s common stock, and unexercised options in the Company’s stock held as of December 31, 2002:

			Number of Shares
			Underlying		Value of Unexercised
	Year Ended		Unexercised Options		In-the-Money Options at
	December 31, 2002		Held at December 31, 2002		December 31, 2002

	Shares Acquired	Value
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Alfred G. Hansen	—	$—	314,200	41,800	$852,340	$8,835
Don T. Scartz	15,000	170,475	81,800	31,500	116,415	—
William S. Jacobs	—	—	38,000	18,000	23,560	—
Neilson A. Mackay	—	—	38,500	16,500	41,318	—
Jay R. Grove	—	—	12,000	10,000	—	—

Option Grants During the Last Fiscal Year

	Number of	Percentage of
	Shares	Total Options	Exercise
	Underlying	Granted to	or
	Options	Employees in	Base Price	Expiration	Grant Date
	Granted	2002	Per Share	Date	Present Value(1)

Alfred G. Hansen	38,800	9.5	$19.90	2/18/08	$483,720
Alfred G. Hansen	50,000	12.2	14.01	10/31/08	440,900
Don T. Scartz	16,500	4.0	18.89	2/1/08	195,261
William S. Jacobs	10,000	2.4	18.89	2/1/08	118,340
Neilson A. Mackay	10,000	2.4	18.89	2/1/08	118,340
Jay R. Grove	10,000	2.4	18.89	2/1/08	118,340

(1)	Based upon the Black-Scholes option pricing model, assuming 0.68 expected volatility, risk-free rates ranging from of 2.55% to 2.78%, no dividend yield, and an expected life of six years.

Employment Arrangements

      The Company has entered into agreements with each of its executive officers, including those named in the Summary Compensation Table, with respect to compensation in the event of termination following a change-in-control that was not approved by the Board of Directors. Rights under the agreements arise if within two years of such a change-in-control an officer’s employment is terminated involuntarily (other than for cause or as a result of disability or death), or voluntarily due to Company-initiated adverse changes in duties, compensation or benefits, or change in principal location for the performance of the officer’s duties. In those circumstances, the affected officer would be entitled to a lump-sum payment of the discounted value of three years’ salary, continuation of health and life insurance benefits for one year, and full vesting of any then-outstanding stock options.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors has furnished the following report with respect to certain aspects of executive compensation:

The Compensation Committee believes the Company’s compensation policies should attract and retain experienced and well-qualified executive officers, and provide incentives for financial and business achievements that benefit the Company’s shareholders. As a result, the Compensation Committee: seeks to maintain the salary component of each officer’s compensation at a moderate level; provides bonuses based heavily on financial performance; and also provides stock options whose value depends on long-term appreciation in the market value of the Company’s common stock.

Base Salary. In determining 2002 base salaries, the Committee reviewed executive salary data, as compiled in surveys conducted by two national compensation consulting firms. In exercising its judgment with respect to base salary adjustments, the Committee has not used these survey materials in any pre-determined mathematical manner. In general, the Committee has sought to maintain executive officer base salaries at levels near the median for comparable positions in comparably sized companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers.

Annual Incentive Compensation. Under the Company’s Executive Annual Incentive Compensation Plan, which was first implemented in 1997, a target bonus is designated, as a percentage of base salary, for each executive officer at the beginning of each calendar year. The target bonus is factored, up or down, based on the Company’s (or in the case of divisional officers, the Company’s and division’s) performance against operating income targets, and also based on an individual performance evaluation prepared by the CEO. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, to take into account individual or

Company/division performance on non-financial objectives and, in the event of unusual circumstances as determined by the Committee, based on financial performance.

During 2002, the Company as a whole did not exceed its threshold operating income target, while certain divisions exceeded their objectives but others failed to achieve threshold performance levels. As a result, no awards were made to the extent an officer’s award depended on overall Company performance, but the level of awards to divisional officers varied substantially depending on the performance of the particular division. However, the Committee concluded that moderate bonus compensation, as indicated in the Summary Compensation Table, should be paid to Messrs. Scartz and Jacobs, in recognition of their contributions over the past two years to the Company’s improved financial performance in 2002, and to the achievements of those separate divisions whose growth have been critical to the Company.

Long-Term Incentives — Stock Options. In order to provide long-term incentive compensation directly linked to growth in shareholder value, the Company grants stock options to the CEO and other executive officers. Following its 1997 review of executive compensation practices, the Committee has been seeking to grant options annually and on a systematic basis at levels determined to be competitively appropriate. However, the Committee has not adopted a formal program for automatically granting options, and annual grants remain in the Committee’s discretion. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer’s base salary. All options would be granted at exercise prices equal to market value on the date of grant, and would require periods of continued service before they could be exercised. The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer’s level of responsibility and his or her potential to affect shareholder value. The option awards included in the Summary Compensation Table reflect this approach to annual option grants during 2002, except that the Committee elected to increase the calculated numbers of shares somewhat to generally equal the number granted the previous year to particular officers.

Compensation of the Chief Executive Officer. For 2002, the Committee increased Mr. Hansen’s salary compensation from $300,000 to $312,300 per year, representing the baseline percentage salary increase for that year to executive officers generally, and the limit that Mr. Hansen requested the Committee to observe. The adjusted salary was at a level below the median CEO compensation in the comparative survey.

Mr. Hansen did not receive bonus compensation for 2001, due to the Company’s failure to achieve the financial targets that had been set for that year under the Executive Annual Incentive Compensation Plan. In 2002, the Company achieved substantial growth in net earnings, but even so its results did not exceed the threshold level for payment under the Executive Incentive Compensation Plan. However, the Committee evaluated Mr. Hansen’s performance and contributions during the year, and particularly the Company’s performance as compared with other industry participants, in the face of difficult external conditions affecting several key markets. The Committee also considered the importance of product initiatives and organizational improvements that have been led by Mr. Hansen over the past several years. Based on these considerations, the Committee concluded that Mr. Hansen should receive bonus compensation as indicated in the Summary Compensation Table.

The Committee granted 38,600 of the stock options included in the Summary Compensation Table for Mr. Hansen in February 2002, based on a variety of considerations, including a Black-Scholes valuation of approximately 100% of base salary, option positions of CEO’s of comparable companies, Mr. Hansen’s expressed interest in a larger equity element for his compensation package, and the Committee’s belief that a potential equity position approaching 3% of outstanding shares was appropriate and desirable for the CEO. In October 2002, the Committee concluded discussions with Mr. Hansen concerning the Board’s request that he continue to serve as CEO for an additional significant period beyond his original commitment to serve until December 31, 2002. In consideration of Mr. Hansen’s agreement to this request, and of the Committee’s continuing evaluation of his performance and contributions, the Committee at that time awarded Mr. Hansen additional options to acquire 50,000 shares of the common stock. These latter options do not become exercisable unless Mr. Hansen serves as CEO for the minimum additional period requested by the Committee.

Submitted by the members of the Compensation Committee:

John P. Frazee, Jr. (Chairman)
Robert P. Crozer
John R. Kreick
John B. Mowell

Audit Committee

      The Audit Committee of the Board is responsible for providing independent oversight of the Company’s accounting and financial reporting functions and internal controls, as set out in its written Charter. During 2002, the Committee was composed of three (until July) or four (from July) directors, but in February 2003, was reconstituted to include five members, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. During 2002, the Audit Committee held six formal meetings, and its Chairman (who at that time was Mr. Lassiter) also consulted on various occasions during the year with members of the accounting staff and the independent auditors.

      The Audit Committee has furnished the following report on its activities:

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent accountants, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and for issuing a report thereon. The Company also engages Ernst & Young LLP to perform an independent audit of the annual financial statements of the Company’s wholly-owned subsidiary, EMS Technologies Canada, Ltd., and to issue a report thereon. To the extent that the Company’s consolidated financial statements include amounts for EMS Technologies Canada, Ltd., the report of KPMG LLP relies upon the report of Ernst & Young LLP. The Audit Committee has responsibility for monitoring and oversight as set out in its Charter.

The Audit Committee met with management, KPMG LLP and Ernst & Young LLP to review and discuss the December 31, 2002 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with each of the independent accountants the firm’s independence.

Based upon the Audit Committee’s discussions with management, KPMG LLP and Ernst & Young LLP, and the Audit Committee’s review of the representations and disclosures of management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Our oversight includes review of financial materials and audit information provided by management or the auditors, and specific inquiry concerning matters that we identify as warranting additional investigation or consideration. Our considerations and discussions with management and the independent auditors have led us to conclude:

that management has maintained appropriate accounting and financial reporting principles and policies, and appropriate internal controls and procedures; that the Company’s financial statements are presented in accordance with generally accepted accounting principles; that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards; and that our Company’s independent accountants are in fact “independent.” However, our oversight role, and our reviews, discussions and consideration, do not enable us either to guarantee that these conclusions are in fact correct, or to assure the non-existence of additional facts or other information that could cause us to reach a different conclusion as to any of these matters.

Submitted by the members of the Audit Committee:

Hermann Buerger, Chairman
Robert P. Crozer
John P. Frazee, Jr.
Jerry H. Lassiter
John B. Mowell

Audit Fees

      KPMG LLP will bill the Company an aggregate of $380,000 for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2002, for the reviews of the interim financial statements included in the Company’s Forms 10-Q for 2002, and for various other SEC filings. Ernst & Young LLP will bill the Company an aggregate of $257,000 for professional services rendered for the audit of the annual consolidated financial statements of the Company’s wholly-owned subsidiary, EMS Technologies Canada, Ltd., for the year ended December 31, 2002, and for the review of the subsidiary’s quarterly financial statements consolidated in the Company’s Forms 10-Q for 2002.

      The aggregate fees billed for all other services by KPMG LLP and Ernst & Young LLP, exclusive of the fees disclosed above relating to the financial statement audit services, during the year ended December 31, 2002, were $162,000 and $531,000, respectively. These other services consisted of the following:

	KPMG LLP	Ernst & Young LLP

Other Fees:
Tax compliance and consulting	$124,000	$501,000
Audit-related services	38,000	30,000

Total other fees	$162,000	$531,000

Shareholder Return

      The annual changes for the five-year period shown in the following graph are based on the assumption that $100 had been invested in the common stock of EMS Technologies, Inc. and each index on December 31, 1997.

Comparison of Five-Year Cumulative Total Return

EMS Technologies, Inc. Common Stock (ELMG),
S&P Composite-500, and S&P Information Technologies Composite Indices

	1997	1998	1999	2000	2001	2002

EMS Technologies, Inc.	100	69.14	58.02	57.41	79.41	76.89
S&P 500 Index	100	128.58	155.63	141.46	124.65	97.10
S&P Information Technology Index	100	178.14	318.42	188.18	139.50	87.31

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company’s common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company’s common stock on Form 3 is due at the time such person becomes subject to the reporting requirement, and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based on written statements and copies of forms provided to the Company during and for 2002 by persons subject to the reporting requirements, the Company believes that all Forms 3, 4 and 5 required to be filed by such reporting persons during 2002 were filed on a timely basis.

INDEPENDENT PUBLIC ACCOUNTANTS

      KPMG LLP acted as the Company’s independent public accountants during the last fiscal year and, it is anticipated, will continue to act as such during the current fiscal year. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

AVAILABLE INFORMATION

      The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report (including exhibits) for the fiscal year ended December 31, 2002 is available through the Company’s website at www.ems-t.com. A printed copy of the Annual Report (excluding exhibits) may be obtained, free of charge, upon written request by any shareholder to EMS Technologies, Inc., Attn: Don T. Scartz, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia

March 25, 2003

DIRECTIONS

The EMS Technologies, Inc. Annual Meeting will be held at the Company’s EMS Wireless facility at 2850 Colonnades Court, Norcross, Georgia. This facility is near the Company’s headquarters in northeast suburban Atlanta.

From I-285:

      1. Exit to Peachtree Industrial Boulevard North.

      2. Continue on Peachtree Industrial Boulevard for approximately 6 1/4 miles.

      3. Right onto Northwoods Parkway.

      4. Continue approximately 3/4 mile.

      5. Right onto Colonnades Court.

      6. EMS Wireless is immediately on the right.

EMS TECHNOLOGIES, INC.

    The undersigned hereby appoints Alfred G. Hansen, John B. Mowell and William S. Jacobs, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of EMS Technologies, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 25th day of April 2003, and at all adjournments thereof, as indicated with respect to the following matters:

        1.

To vote FOR     ☐                or                WITHHOLD AUTHORITY to vote for    ☐
electing the following nine members of the Board of Directors, except as marked to the contrary:

Hermann Buerger        Robert P. Crozer        John P. Frazee, Jr.        Alfred G. Hansen        John R. Kreick

Jerry H. Lassiter        John B. Mowell        Norman E. Thagard        John L. Woodward, Jr.

INSTRUCTIONS:	A shareholder may withhold authority to vote for any nominee by lining through or otherwise striking out the name of such nominee. The above-named proxies will vote for the election of any nominee whose name is not deleted.

2.	In accordance with their best judgment upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS INDICATED HEREON.

IF NO INDICATION IS MADE, IT WILL BE VOTED “FOR” THE LISTED NOMINEES.

PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

EMS TECHNOLOGIES, INC.

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors.

This proxy is revocable at any time prior to its use.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

To Shareholders:

     Please mark this proxy on the reverse side, date and sign this proxy below, and return it to us promptly in the enclosed envelope, which requires no postage. Please sign exactly as your name appears below and indicate any change of address.

Dated:	, 2003

(L.S.)

(L.S.)

Signature(s) should correspond with name(s) on reverse side. When signing in a fiduciary or representative capacity, give full title as such.